Exhibit 10.2

United States South Africa Brazil Japan		Canada Mexico India Australia
China	1910 Opdyke Court, Auburn Hills, MI 48326	Turkey

January 25, 2022

Mr. James Brown

(617) 686-4908

Dear James,

On behalf of Spar Group, Inc. (the “Company”), I am pleased to extend to you an offer to serve as an Advisor to the Company’s Board of Directors (the “Board”) for a term of one year, effective January 26, 2022. This offer is contingent upon your submission of a Resignation and Retirement Letter from the Board dated January 25, 2022 and upon approval by the Audit Committee and Board of Directors.

The professional fees for this role will be $55,000 for the term. Payments will be made in equal quarterly installments and will be pro-rated for partial quarters. The Company does not pay incremental fees for attendance of Board meetings or telephone conferences, but if you are requested to participate in person, will reimburse you for prior approved reasonable travel expenses for attending in-person Board meetings, subject to compliance with the Company’s reimbursement policies.

Should you accept this offer, you are representing to us that you (i) do not know of any conflict or potential conflict that would restrict your ability to serve as an Advisor to the Board, and (ii) will not provide the Company with any documents, records, or other confidential information in violation of the rights of other parties.

If this offer is acceptable, please sign and return the original letter and retain a copy for your records.

Congratulations on your new Board Advisor role.

Sincerely,

Mr. Robert Brown

Chairman

ACCEPTED:

Signature: /s/ James Brown     Date: January 25, 2022